August 27, 2020
Anna Brunelle
[***]
Dear Anna:
We believe that your skills, experience and personal qualities could make a major contribution to our company’s success. We would love to have you as a member of our team, and would like to make you the following offer of employment:
Position with Ouster
Ouster Inc., a Delaware corporation (the “Company”), is pleased to offer you employment in the position of Chief Financial Officer in which you will be responsible for duties as are normally associated with such position. You will be headquartered in our facility located in San Francisco, California and your anticipated start date will be August 31, 2020. You will report directly to the Chief Executive Officer (the “CEO”).
Compensation
If you decide to join us, you will be an exempt, salaried employee with a base salary at the annual rate of $320,000.00, less payroll deductions and all required withholdings. Your salary will be payable in accordance with the Company’s standard payroll policies.
As an additional incentive to join the Company, subject to approval by the Board of Directors of the Company, you will be granted an early exercisable option to purchase 1,952,494 shares of common stock of the Company pursuant to the Company’s 2015 Amended and Restated Stock Plan, as the same may be amended by the Company from time to time (the “Plan”), at a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Option”), as determined by the Company’s Board of Directors. Subject to the terms and conditions of the Plan and a Stock Option Agreement entered into by and between you and the Company, twenty-five percent (25%) of the shares subject to the Option shall vest one year after May 18, 2020, which shall be the vesting commencement date (no shares shall vest before such date and no rights to any vesting shall be earned or accrued prior to such date), and 1/48th of the shares subject to the Option shall vest in equal monthly

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installments for three years thereafter, with such vesting subject to your continuing employment and eligibility. In the event you exercise the Option prior to vesting, the unvested shares (after giving effect to any accelerated vesting) acquired will be subject to repurchase by the Company at the original exercise price thereof upon any termination of your employment.
Merit Bonus Program
In addition to the above compensation, you will also be eligible to participate in the Company’s annual merit bonus program. As part of the program, you are eligible to receive an annual bonus targeted to 31.25% of your current annual base salary (each a “Merit Bonus”). Merit Bonuses are awarded based on the quality of your performance in the previous calendar year, in accordance with performance criteria approved by the Company’s Board of Directors and are subject to adjustment by the Company’s Board of Directors. Any Merit Bonus earned by you will be paid by March 15 of the calendar year following the year in which the Merit Bonus is earned.
Compensation Acknowledgment
All forms of compensation referred to in this letter are subject to the approval of the Company’s Board of Directors as well as reduction to reflect applicable withholding and payroll taxes and all other deductions required by law.
Benefits
As an employee, you will be eligible to participate in certain incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company for the benefit of its employees, in accordance with the terms of those plans. You will also be eligible for standard benefits as provided by the Company in accordance with the applicable plans and policies, including, but not limited to, medical, dental and vision insurance, sick leave, vacations, and holidays. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be made available to you for your review.
At-Will Employment
The Company is excited about your joining and looks forward to a mutually beneficial relationship. Nevertheless, your employment with the Company is “at will”. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. The at-will nature of our employment relationship cannot be changed, except in a writing signed by the Company’s CEO.
Change of Control and Severance
In the event you remain continuously employed by the Company through the closing of a Change of Control (as defined in the Plan) of the Company and you deliver to the Company a general release of claims against the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable within sixty (60)

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days following the closing of the Change of Control, then the vesting and exercisability of the Option shall accelerate in respect of 50% of the unvested shares subject thereto as of immediately prior to the closing of the Change of Control.
In the event your employment with the Company is terminated by the Company without Cause or you resign your employment with the Company for Good Reason (each, as defined below), in each case within the ninety (90) day period immediately before or twelve month period immediately following the closing of a Change of Control (as defined in the Plan) of the Company and you deliver to the Company a general release of claims against the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable within sixty (60) days following such termination or resignation, then the vesting and exercisability of the Options shall accelerate in respect of 100% of the unvested shares subject thereto as of immediately prior to the closing of the Change of Control.
In the event your employment with the Company is terminated by the Company without Cause or you resign your employment with the Company for Good Reason (each, as defined below) prior to a Change of Control (as defined in the Plan), then, subject to you delivering to the Company a general release of claims against the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable within sixty (60) days following such termination or resignation, the Company agrees to provide you a severance payment equal to the sum of: (i) six (6) months of your then current annual salary and (ii) any earned and accrued Merit Bonuses (or any portion thereof), such amount to be paid to you on the first payroll date following the date the release of claims becomes effective and irrevocable.
In the event your employment with the Company is terminated by the Company without Cause or you resign your employment with the Company for Good Reason (each, as defined below), in each case within the twelve month period immediately following the closing of a Change of Control (as defined in the Plan), then, subject to you delivering to the Company a general release of claims against the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable within sixty (60) days following such termination or resignation, the Company agrees to provide you a severance payment equal to the sum of: (i) twelve (12) months of your then current annual salary; (ii) any earned and accrued Merit Bonuses (or any portion thereof); and (iii) an amount equal to twelve (12) months of COBRA health insurance premiums, such amount to be paid to you on the first payroll date following the date the release of claims becomes effective and irrevocable.
For purposes of this offer letter, “Cause” means: (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the CEO or Board of Directors of the Company, (ii) your willful and continued failure to substantially follow

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and comply with such specific and lawful directives of the CEO, after a written demand for substantial performance is delivered to you by the CEO, (iii) your commission of an act of fraud or material dishonesty, or (iv) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony or any other crime involving moral turpitude.
For the purposes of this offer letter and the Amended and Restated 2015 Stock Plan, “Good Reason” means (i) a material reduction in your annual base salary, (ii) a material diminution in your duties or responsibilities, or level of authority, (including the person or persons to whom you report), (iii) a relocation of your principal place of employment that increases your one-way commute by at least thirty-five (35) miles, or (iv) material breach of this offer letter by the company, including any failure to pay you any compensation or benefits to which you are entitled within fifteen (15) days of the date due. Notwithstanding the foregoing, in no event shall you be deemed to have Good Reason unless (a) you provide written notice to the Company of the condition giving rise to Good Reason within thirty (60) days of its initial occurrence, (b) the Company fails to cure such condition within thirty (30) days after the Company receives your written notice of such condition and (c) your resignation is effective within thirty (60) days following the end of such cure period.
Eligibility for Employment; Exclusive Employment
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. The Company also reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer is contingent upon clearance of such a background investigation and/or reference check, if any.
If you have not already done so, please disclose to the Company any and all agreements that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that you are not a party to any agreements (including, by way of example, any agreements with any prior employers) that will prevent you from performing the duties of your position with the Company and, by your signature below, you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.
Enclosures; Governing Law; Entire Agreement
As a condition of employment, you will also be required to sign and comply with a Confidential Information and Invention Assignment Agreement, which is enclosed and

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which, among other things, prohibits unauthorized use or disclosure of Company proprietary information. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information.
The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company (or termination thereof) or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws, and any Dispute will be resolved in accordance with the Confidential Employment Arbitration Agreement, which is enclosed herein and must be signed by you as a condition of your employment. To the extent not subject to Confidential Employment Arbitration Agreement, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).
If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company’s CEO and you. If you accept this offer, this letter and its enclosures (including, without limitation, the Confidential Information and Invention Assignment Agreement and the Confidential Employment Arbitration Agreement) shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) that may have been made to you, including any representations made during your interviews, are expressly cancelled and superseded by this letter.
Please sign and date this letter and return it to the Company within five (5) calendar days after receiving this letter if you wish to accept employment at the Company under the terms contained in this offer of employment.
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All of us at the Company look forward to your favorable reply, and to a productive and enjoyable work relationship.
Sincerely,
/s/ Angus Pacala
Angus Pacala
Chief Executive Offer
OUSTER, INC.
I accept this offer of employment with Ouster, Inc., and agree to the terms and conditions set forth in this letter.
/s/ Anna Brunelle
NAME: Anna Brunelle
DATE: 08/27/2020

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